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                                                                     Exhibit 11

                                Tetra Tech, Inc.
                   Computation of Net Income Per Common Share
                                  (Unaudited)

                               Three Months Ended          Six Months Ended
                            ------------------------- -------------------------
                              April 4,     March 29,    April 4,     March 29,
                                1999         1998         1999         1998
                            ------------ ------------ ------------ ------------
Basic:
 Common stock outstanding,
   beginning of period       28,684,117   27,840,926   26,630,600   25,892,818

 Stock options exercised         83,226      131,266      136,590      154,943
 Stock purchase plan issuance        --           --          153           --
 Issuance of common stock     1,295,185       77,008    1,295,185    2,001,757
 Payment of fractional shares        --           --           --         (318)
                            ------------ ------------ ------------ ------------

 Common stock outstanding,
   end of period             30,062,528   28,049,200   30,062,528   28,049,200
                            ------------ ------------ ------------ ------------
                            ------------ ------------ ------------ ------------

 Weighted average common
   stock outstanding
   during the period         29,435,000   27,905,000   29,045,000   27,561,000
                            ------------ ------------ ------------ ------------
                            ------------ ------------ ------------ ------------

 Net income as reported in
   condensed consolidated
   financial statements     $ 6,462,000  $ 4,521,000  $11,889,000  $ 8,571,000
                            ------------ ------------ ------------ ------------
                            ------------ ------------ ------------ ------------

 Basic Earnings Per Share   $      0.22  $      0.16  $      0.41  $      0.31
                            ------------ ------------ ------------ ------------
                            ------------ ------------ ------------ ------------
Diluted:
  Weighted average common
    stock outstanding
    during the period        29,435,000   27,905,000   29,045,000   27,561,000

  Potential common shares
    under the treasury
    stock method assuming
    the exercise of options
    and warrants and the
    conversion of preferred
    stock and exchangeable
    stock of a subsidiary     1,976,000    1,051,000    2,016,000    1,334,000
                            ------------ ------------ ------------ ------------
                            ------------ ------------ ------------ ------------

      Total                  31,411,000   28,956,000   31,061,000   28,895,000
                            ------------ ------------ ------------ ------------
                            ------------ ------------ ------------ ------------

 Net income as reported in
   condensed consolidated
   financial statements     $ 6,462,000  $ 4,521,000  $11,889,000  $ 8,571,000
                            ------------ ------------ ------------ ------------
                            ------------ ------------ ------------ ------------

 Diluted Earnings Per Share $      0.21  $      0.16  $      0.38  $      0.30
                            ------------ ------------ ------------ ------------
                            ------------ ------------ ------------ ------------

     See accompanying Notes to Condensed Consolidated Financial Statements.

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